STATE STREET RESEARCH FINANCIAL TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690

                                                     October 1, 1999

State Street Bank and
  Trust Company
225 Franklin Street
Boston, Massachusetts  02110

Gentlemen:

         This letter is to confirm to you that State Street Research Financial Trust (the "Trust") has created a new series of shares to be known as State Street Research International Equity Fund (the "Fund"), and that pursuant to paragraph 17 of the Custodian Contract between the Trust and you (the "Agreement"), the Trust desires to retain you to act as Custodian of the assets of the Fund as set forth in the Custodian Contract.

         Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "State Street Research Financial Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement dated June 1, 1993 (the "Master Trust Agreement"), as the same subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, assistant officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer or assistant officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of Trust the shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                                     STATE STREET RESEARCH
                                                     FINANCIAL TRUST

                                                 By: /s/ Gerard P. Maus
                                                     ------------------
                                                     Gerard P. Maus
                                                     Treasurer

Accepted and Agreed To:
As of December 30, 1999

STATE STREET BANK AND
TRUST COMPANY


By: /s/ Ronald E. Logue
    -------------------
        Ronald E. Logue
        Vice Chairman